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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6 )*
                                             ---

                          World Acceptance Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    981419104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)
                               [_] Rule 13d-1(c)
                               [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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-------------------------------                 --------------------------------
CUSIP No. 981419104                  13G               Page 2 of 10 Pages
         ----------------
-------------------------------                 --------------------------------

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  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
        Not Applicable
--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
       NUMBER OF
                            None
         SHARES      ----------------------------------------------------------
                       6    SHARED VOTING POWER
      BENEFICIALLY
                            3,041,200
        OWNED BY     ----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
          EACH
                            None
       REPORTING     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
         PERSON

          WITH              3,041,200
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        3,041,200
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


        Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        16.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*


        IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                 --------------------------------
CUSIP No. 981419104                  13G               Page 3 of 10 Pages
         ----------------
-------------------------------                 --------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
        Not Applicable
--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
       NUMBER OF
                            None
         SHARES      ----------------------------------------------------------
                       6    SHARED VOTING POWER
      BENEFICIALLY
                            3,041,200
        OWNED BY     ----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
          EACH
                            None
       REPORTING     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
         PERSON

          WITH              3,041,200
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        3,041,200
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


        Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        16.2%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*


        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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-----------------------------                  ---------------------------------
CUSIP No.  981419104               13G           Page 4 of 10 Pages
          ---------------
-----------------------------                  ---------------------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Acorn Trust

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                      (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts

--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                            None
     SHARES          -----------------------------------------------------------
                       6    SHARED VOTING POWER
   BENEFICIALLY
                            2,410,000
     OWNED BY        -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
       EACH
                            None
    REPORTING       ------------------------------------------------------------
                       6    SHARED DISPOSITIVE POWER
      PERSON
                            2,410,000
       WITH
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,410,000

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            Not Applicable                                          [_]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            12.8 %

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

            IV

--------------------------------------------------------------------------------

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Item 1(a)             Name of Issuer:

                               World Acceptance Corporation

Item 1(b)             Address of Issuer's Principal Executive Offices:

                               108 Frederick Street
                               Greenville, South Carolina 29607

Item 2(a)             Name of Person Filing:

                               Liberty Wanger Asset Management, L.P. ("WAM") WAM Acquisition GP, Inc., the general partner of
                                  WAM ("WAM GP")
                               Liberty Acorn Trust ("Acorn")

Item 2(b)             Address of Principal Business Office:

                               WAM, WAM GP, and Acorn are all located at:

                               227 West Monroe Street, Suite 3000
                               Chicago, Illinois  60606

Item 2(c)             Citizenship:

                               WAM is a Delaware limited partnership; WAM
                               GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)             Title of Class of Securities:

                               Common Stock

Item 2(e)             CUSIP Number:

                               981419104

Item 3                Type of Person:

                               (d) Acorn is an Investment Company under section
                                   8 of the Investment Company Act.

                               (e) WAM is an Investment Adviser registered under
                                   section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 5 of 10 pages

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Item 4                Ownership (at December 31, 2001):

                               (a) Amount owned "beneficially" within the
                                   meaning of rule 13d-3:

                                   3,041,200

                               (b) Percent of class:

                                   16.2 % (based on 18,772,792 shares
                                   outstanding as of November 14, 2001)

                               (c) Number of shares as to which such person has:

                                        (i)    sole power to vote or to direct
                                               the vote: none

                                        (ii)   shared power to vote or to direct
                                               the vote: 3,041,200

                                        (iii)  sole power to dispose or to
                                               direct the disposition of: none

                                        (iv)   shared power to dispose or to
                                               direct disposition of: 3,041,200

Item 5                Ownership of Five Percent or Less of a Class:

                               Not Applicable

Item 6                Ownership of More than Five Percent on Behalf of Another
                      Person:

                               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                               Not Applicable

Item 8                Identification and Classification of Members of the Group:

                               Not Applicable

Item 9                Notice of Dissolution of Group:

                               Not Applicable

                               Page 6 of 10 pages

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Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 pages

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                                    Signature
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 14, 2002


                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     LIBERTY ACORN TRUST



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                               Page 8 of 10 pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc., and Liberty Acorn Trust

                               Page 9 of 10 pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                    Dated: February 14, 2002


                                     WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                     By: /s/ Bruce H. Lauer
                                        ----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                     LIBERTY ACORN TRUST



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary

                              Page 10 of 10 pages